Commission File No. 333-15011
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             Registration Statement
                        Under The Securities Act of 1933

                               NETCRUISE.COM, INC.
               (Exact Name of Issuer as specified in its charter)
              (Formerly known as Genisys Reservation Systems, Inc.)

New Jersey                                                   22-2719541
---------------------------------------                     ---------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                               2401 Morris Avenue
                                   3rd. Floor
                                 Union, NJ 07083
                    (Address of principal executive offices)
                             -----------------------
                             Shares of Common Stock
                            Issuable Pursuant to the
                  Netcruise.com, inc. 1997 Stock Incentive Plan

         Shares of Common Stock Underlying Warrants Issued to Employees
              Who Agreed to Release Their Claims for Overdue Salary

          Consultant's Shares of Common Stock to be Issued Pursuant To
         Consulting Agreements Dated October 13, 1999 and March 20, 2000
                            with netcruise.com, inc.

                            (Full title of the plans)
                           ---------------------------
                                Lawrence E. Burk
                                    President
                               netcruise.com, inc.
                       2401 Morris Avenue, Union, NJ 07083
                                 (908) 810-8767
                                 ---------------
                      (Name, address, and telephone number,
                   including area code, of agent for service)
                              ---------------------
                                    Copy to:
                             William J. Davis, Esq.
                             Scheichet & Davis, P.C.
                           505 Park Avenue, 20th Floor
                               New York, NY 10022

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.




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                                           CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

                                                              Proposed             Proposed
                                                              maximum              maximum
Title of                                 Amount               offering             aggregate          Amount of
securities to be                         to be                price per            offering           registration
registered                               registered            Share (1)           price (1)          fee
-------------------------------------------------------------------------------

Common Stock, $0.0001                     6,500,000(2)        $  1.00              $  6,500,000        $1,716
   par value per share                      311,724(3)        $  1.00              $    311,724        $   82
                                            500,000(4)        $  1.00              $    500,000        $  132
                                             30,000(5)        $  4.00              $    120,000        $   32
                                             30,000(5)        $  6.60              $    198,000        $   52
                                             30,000(5)        $ 10.00              $    300,000        $   79
                                           ------------                              ----------         ----

     Totals                               7,401,724                                $  7,929,724        $2,093
-------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 of the Securities Act of 1933, as amended, solely for purpose of calculating the registration fee on the basis of the product resulting from multiplying the sum of the number of shares of Common Stock registered as part of this Registration Statement by $1.00 per share, the average of the last bid and asked prices of the Registrant's shares of Common Stock as of August 14, 2000.

(2) Represents the maximum number of shares of Common Stock issuable upon the exercise of stock options which are issuable pursuant to the netcruise.com, inc. 1997 Stock Incentive Plan.

(3) Represents the number of shares of Common Stock issuable to certain employees of the Company upon the exercise of Common Stock purchase warrants which they received in consideration of their releasing the Company from its obligation to them for unpaid salary.

(4) Pursuant to a consulting agreement dated October 13, 1999 between Registrant and Infomercial Management, Inc. (the "Infomercial Agreement"), the Registrant has agreed to issue to Benjamin S. Gage, an officer of Infomercial Management, Inc., a total of 500,000 shares of its Common Stock.

(5) Pursuant to a consulting agreement dated March 20, 2000 between the Registrant and Wordsmith Communications Group, Inc. (the "Wordsmith Agreement"), the Registrant has agreed to issue to Donald Smith, an officer of Wordsmith Consulting Group, warrants to purchase a total of 90,000 shares of its Common Stock.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

         (a) Stock Incentive Plan. Netcruise.com, inc. (herein referred to as the "Registrant" or the "Company") adopted the Netcruise.com, inc. 1997 Stock Incentive Plan (the "Stock Incentive Plan") effective May 12, 1997 covering 500,000 shares of the Company's $.0001 par value common stock (the "Common Stock"). The Stock Incentive Plan was amended effective July 12, 2000 increasing to 6,500,000 the number of shares reserved for issuance to employees, directors and consultants upon their exercise of incentive and non-qualified stock options granted under the Stock Incentive Plan.

         A complete description of the Stock Incentive Plan was included in the Company's definitive proxy statement on Schedule 14A dated November 12, 1997 with respect to the Company's annual meeting of stockholders held on December 17, 1997.

         The Company is registering all 6,500,000 shares of Common Stock issuable under the Stock Incentive Plan. There are currently outstanding Stock Incentive Plan options for 400,000 shares, of which 331,996 shares are vested and currently exercisable.

         (b) Shares Underlying Warrants. The Company is registering 311,724 shares of Common Stock which are issuable to employees upon the exercise of Common Stock purchase warrants (the "Employee Warrants") which they received pursuant to a resolution adopted by the Company's Board of Directors on October 28, 1999 in consideration of their releasing the Company from its obligation to them for unpaid salary. The Employee Warrants exercise price is $.50 per share. Set forth below are the names of the employees, the amount of salary forgiven and the number of shares issuable under the respective Employee Warrants for each such employee:

 Name                          Salary Forgiven                 Number of Shares

Peter W. Boyd                        $ 5,193                         10,386
Lawrence E. Burk                     $85,386                        170,772
Kathleen M. Preziose                 $ 5,193                         10,386
John H. Wasko                        $60,090                        120,180

(c) Consultant's Shares. The title of the plan is the "Consultant's Shares of Common Stock Issued Pursuant to Consulting Agreements Dated October 13, 1999 and March 20, 2000 with netcruise.com, inc."

         Pursuant to a consulting agreement dated October 13, 1999 (the "Infomercial Agreement") between the Company and Infomercial Management, Inc. ("Infomercial"), the Company has agreed to pay consulting fees which include the issuance to Benjamin S. Gage, an officer of Infomercial, of a total of 500,000 shares of its $.001 par value Common Stock.

         Under the terms of the Infomercial Agreement, the Company engaged Infomercial to assist it in the development, production, testing, broadcast and management of an infomercial program for the purpose of marketing the Company's travel business opportunity products and services and building a larger customer base for its travel business products and services.

         As consideration for consulting services rendered to the Company by Infomercial, the Company agreed to pay Infomercial, in accordance with a schedule for the completion of various activities, a total of $15,000 and 3% of the gross revenues derived from the sale of Company products and services by way of the infomercial being produced with the assistance of Infomercial, together with issuance to Benjamin S. Gage, an officer of Infomercial, of a total of 500,000 shares of the Company's Common Stock.

         Pursuant to a consulting agreement dated March 20, 2000 (the "Wordsmith Agreement") between the Company and Wordsmith Communications Group, Inc. ("Wordsmith"), the Company engaged Wordsmith to provide creative concept development, copyrighting, copy editing and proofreading services for advertising and marketing campaigns relating to the Company's travel business products and services.

         As consideration for consulting services rendered to the Company by Wordsmith , the Company agreed to pay Wordsmith a fee of $6,000 per month, payable in advance every three months, together with the issuance to Donald Smith, an officer of Wordsmith, of warrants to purchase a total of 90,000 shares of the Company's Common Stock. The warrants are earned on a monthly basis over a 12-month period by issuance each month of warrants to purchase 2,500 shares at an initial exercise price of $4.00 per share, 2,500 shares at an initial exercise price of $6.60 per share and 2,500 shares at an initial exercise price of $10.00 per share, up to a maximum aggregate total of 90,000 shares during the entire 12-month period. If the Wordsmith Agreement is terminated during the 12-month period, the Company will issue only those warrants which were earned under the monthly arrangement up to the effective date of such termination.

         Pursuant to the Consulting Agreements, the Company agreed to file with the Securities and Exchange Commission a registration statement on Form S-8 covering the 500,000 shares of Common Stock issuable to Mr. Gage, and the 90,000 shares of Common Stock issuable to Mr. Smith upon the exercise of the Wordsmith warrants, and to pay all expenses incurred in connection with filing of such registration statement.

         The Consulting Agreements are not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

         (d) Purchase of Securities Pursuant to Stock Options, Consulting Agreements and Employee Warrants. The 590,000 shares of Common Stock being issued pursuant to the Consulting Agreements forms a portion of the consideration paid to the consultants for services. The "Purchase Price" of the shares of Common Stock being issued pursuant to the Consulting Agreements are the consulting services themselves. The 400,000 shares of Common Stock to be issued upon the exercise of currently outstanding Stock Incentive Plan options have exercise prices currently ranging from $1.50 per share to $2.50 per share. The 311,724 shares to be issued to employees upon their exercise of the Employee Warrants have an exercise price of $.50 per share and reflect salary forgiven equivalent to an additional $.50 per share.

(e) Resale Restrictions. No restrictions are imposed on resales of shares of Common Stock acquired by the Consulting Agreements, or by the exercise of Stock Options and Employee Warrants, as long as such shares of Common Stock have been registered under an effective registration statement.

(f) Tax Effects of Plan Participations. Upon the issuance of shares of Common Stock pursuant to the Consulting Agreements, the recipients will recognize ordinary income equal to the fair market value of the Common Stock at the time they receive it.

         Upon the exercise and purchase of any shares of Common Stock by the exercise of Stock Options and Employee Warrants, the purchaser will recognize ordinary income (treated as compensation income) equal to the excess (if any) of the fair market value of the Common Stock at the time of exercise over the exercise price.

         Upon the sale of shares purchased upon exercise of the Stock Options and Employee Warrants, the sellers will recognize capital gain or loss measured by the difference between the amount realized on the sale and the fair market value of the Common Stock at the time of exercise. Such capital gain or loss will be short-term or long-term, depending upon the length of time the shares were held by the respective purchasers.

         The Company will have a charge to its earnings and be entitled to a tax deduction in the same amount and at the same time as each of the recipients and purchasers of the shares of Common Stock realizes such income.

Item 2.  Registrant Information.

         The Company will promptly furnish, without charge, a copy of any documents filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Company's then annual report to stockholders, upon the written or oral request of the person receiving this document, which documents are incorporated by reference into this document. Such requests should be addressed to Lawrence E. Burk, President, netcruise.com, inc., 2401 Morris Avenue, Union, NJ 07083 (telephone 908-810- 8767).

Dated: August 15, 2000

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

         The Company hereby states that (i) the documents listed in (a), (b) and
(c) below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(a) The Company's Annual Report on Form 10-KSB (File No. 0-29188) for the year ended December 31, 1999.

(b) The Company's Quarterly Report on Form 10-QSB (File No. 0-29188) for the quarter ended March 31, 2000.

(c) (i) The Company's Report on Form 8-K(File No. 0-29188) dated March 17, 2000.

(ii) The Company's Report on Form 8-K (File No. 0-29188) dated July 31, 2000.
(iii)The Company's Report on Form 8-K/A (File No. 0-29188) dated July 31, 2000.

(d) (i) The Company's Schedule 14A (File No. 0-29188) dated November 12, 1997.

(ii) The Company's Schedule 14A (File No. 0-29188) dated August 25, 1999.

Item 4. Description of Securities.

         As of the date of this Form S-8, the Company is authorized to issue 75,000,000 shares of Common Stock and 25,000,000 of preferred stock, each with a par value of $.0001 per share. There are 20,827,428 shares of Common Stock and 381,177 shares of Series A preferred stock issued and outstanding. In addition, the Company has reserved the following shares for issuance in the future: (i) 2,012,500 shares are issuable upon the exercise of Class A Redeemable Warrants; 1,035,000 shares are issuable upon the exercise of Class B Redeemable Warrants; 400,000 shares are issuable upon the exercise of the Series U Common Stock Purchase Warrants and 100,000 shares are issuable upon the exercise of the Series V Common Stock Purchase Warrants.

         The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

        Upon any liquidation, dissolution or winding-up of the Registrant, the assets of the Company, after the payment of the Company's debts and liabilities and any liquidation preferences of and unpaid dividends on any class of Preferred Stock then outstanding, will be distributed pro rata to the holders of Common Stock.

         The holders of Common Stock are entitled to share equally in dividends, if, as and when declared by the Board of Directors of the Company, out of funds legally available therefor, subject to the priorities accorded any class of Preferred Stock which may be issued. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Registrant's business operations.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable

Item 6.  Indemnification of Officers and Directors.

         The Company's Certificate of Incorporation provides in Article Fourth that no Director of the Company shall be liable to the Company or any of its shareholders for damages or breach of any duty owed the Company or its shareholders, except for liability for any breach of a duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving knowing violations of law, or
(iii) resulting in the receipt by such person of an improper personal benefit.


Item 7.  Exemption from Registration Claimed.

         The Company believes that the issuance of the Stock Options and Employee Warrants were each exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder, as a transaction by an issuer not involving any public offering. No broker-dealer was involved therein and the securities involved have been subject to appropriate transfer restrictions.

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Item 8.  Exhibits.

Number                              Description of Exhibits

3.1*                                Registrant's Articles of Incorporation

3.2*                                Registrant's By-Laws

4.1*                                Form of Common Stock Certificate

4.2*                                Redeemable Warrant Agreement with Form of Class A and Class B
                                    Warrant

4.3**                               Redeemable Class X and Class Y Warrant issued to Brian Shuster to purchase up to 200,000 shares of the Company's Common Stock

4.4**                               Redeemable Class V and Class W Warrant issued to United Internet
                                    Technologies, Inc. to purchase up to 800,000 shares of the Company's
                                    Common Stock

4.5                                 Form of the Employee Warrants issued to employees who agreed to release their claims for overdue salary.

4.6 Form of the Wordsmith Warrants to be issued pursuant to the March 13, 2000 consulting agreement between the Company and Wordsmith Communications Group, Inc.

5.1                                 Opinion of Scheichet & Davis, P.C.

9.1**                               Copy of Agreement dated June 30, 1999 between the Company and
                                    United Internet Technologies, Inc., formerly known as United Leisure
                                    Interactive, Inc. relating to the purchase of a technology license and certain related assets.

9.2***                              Copy of Agreement dated November 6, 1998 between the Company and Corporate Travel Link, Inc., a wholly owned subsidiary of the
                                    Company, TranspoNet, Mark A. Kenny, Paul Murray and Gen 02, Inc.,
                                    relating to the sale of the Genisys Reservation Systems business.

10.21****                           Subscription Agreement dated March 1, 2000 between the Company and Joseph Perri.

10.22****                           Debt Conversion Agreement dated March 1, 2000 between the
                                    Company and Joseph Perri.




10.23****                           Agreement for purchase of NetCruise.com, Inc. common stock dated march 1, 2000 between Loeb Holding Corporation, as Agent, and
                                    Joseph Perri.

10.24****                           Anti-dilution option agreement dated March 1, 2000 between the
                                    Company and Joseph Perri.

10.25****                           Contingency Agreement dated March 1, 2000 between the Company and Joseph Perri.

10.26*****                          Omnibus Stock Purchase, Restructuring and General Release
                                    Agreement among the Company, Joseph Perri, United Leisure
                                    Corporation, United Internet Technologies, Inc., Harry Schuster and
                                    Brian Schuster dated April 24, 2000.

10.27*****                          Software License and Domain Name Assignment Agreement between the Company and United Internet Technologies, Inc. dated April 24,
                                    2000.

10.28*****                          Warrant Agreement between the Company and United Internet
                                    Technologies, Inc. dated April 24, 2000.

10.29*****                          Warrant Agreement between the Company and Brian Schuster dated
                                    April 24, 2000.

10.30                               Consulting Agreement dated October 13, 1999 between the Company and Infomercial Management, Inc.

10.31                               Consulting Agreement dated March 13, 2000 between the Company and Wordsmith Communications Group, Inc.

23.3                                Consent of Wiss & Company LLP Independent Public Accountants.

23.4                                Consent of  Scheichet & Davis, P.C. (contained in Exhibit 5.1).

24.1                                Power of Attorney (See "Power of Attorney" in the Registration
                                    Statement).
---------------

All of the above referenced documents marked with an (*) are incorporated herein by reference to the Exhibit bearing the same number in the Registrant's Registration Statement on Form SB-2, File No. 333-15011.

All of the above referenced documents marked with an (**) are incorporated herein by reference to the Exhibit the Company's Form 8-K dated March 26, 1998.

All of the above referenced documents marked with an (***) are incorporated by reference to the Exhibits to the Registrant's Form 10-KSB-A for the fiscal year ended December 31, 1998.

All of the above referenced documents marked with an (****) are incorporated by reference to the Exhibits to the Company's Form 8-K dated March 1, 2000.

All of the above referenced documents marked with an (*****) are incorporated by reference to the Exhibits to the Company's Form 8-K/A dated July 31, 2000.


Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY


         We, the undersigned officers and directors of netcruise.com, inc. (the "Company"), do hereby constitute and appoint Lawrence E. Burk and John H. Wasko, or any of them, our true and lawful attorneys and agents to sign this Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") and to do any and all acts and things and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the SEC in connection with such Registration Statement including, specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any . and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue of this Power of Attorney.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Union, and State of New Jersey, on the 15th day of August, 2000.


                               netcruise.com, inc.


                              By: /s/ Lawrence E. Burk
                                  Lawrence E. Burk, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Lawrence E. Burk                        President, Chief Executive                  August 15, 2000
Lawrence E. Burk                            Officer and Director


/s/ John H. Wasko                           Secretary, Treasurer,
John H. Wasko                               Chief Financial Officer                     August 15, 2000
                                            and Director

/s/ Joseph Perri                            Chairman and Director                       August 15, 2000
Joseph Perri


/s/ David Walsh                             Director                                    August 15, 2000
David Walsh


/s/ Charles Auster                          Director                                    August 15, 2000
Charles Auster


